UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2023

INNOVAGE HOLDING CORP.

(Exact name of registrant specified in its charter)

Delaware	001-40159	81-0710819
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8950 E. Lowry Boulevard Denver, CO (Address of principal executive offices)	80230 (Zip Code)

(844) 803-8745

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INNV	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2023, pursuant to a Class B Unit Award Agreement (the “Class B Unit Award Agreement”), by and between Patrick Blair, Chief Executive Officer of InnovAge Holding Corp. (the “Company”), and TCO Group Holdings, L.P., the Company’s largest shareholder (“TCO Group Holdings”), Mr. Blair received a grant of 1,100,000 Class B Units of TCO Group Holdings. Fifty percent of such units are subject to time-based vesting, vesting annually in substantially equal installments over four years on the first four anniversaries of the vesting commencement date. The remaining 50% of such units are subject to performance-based vesting, and will vest as to (i) 33% units if, upon the consummation of a Change of Control (as defined below), Ignite Aggregator LP, the vehicle through which Apax Partners holds its investment in TCO Group Holdings (the “Apax Investor”), achieves a multiple on invested capital (as calculated pursuant to the Second Amended and Restated Limited Partnership Agreement of TCO Group Holdings) (“MOIC”) equal to at least two times (2.0x); and (ii) 100% units if, upon the consummation of a Change of Control, the Apax Investor achieves a MOIC equal to at least two and one-half times (2.5x), in each case, subject to continued employment through the date of such Change of Control. None of the performance-based units will vest if the Apax Investor achieves a MOIC less than 2.0x as of a Change of Control.

The time-based Class B Units are subject to (A) pro-rata vesting upon a termination without “cause,” due to death or disability or for “good reason” (each as defined in the Employment Agreement, effective as of December 1, 2021, by and between Total Community Options, Inc. (a subsidiary of the Company) and Mr. Blair) that occurs prior to the one-year anniversary of the vesting commencement date, and (B) 100% acceleration upon a Change of Control, subject to continued service through such date. The performance-based Class B Units will remain eligible to vest following a termination without “cause,” due to death or disability or for “good reason” (in each case pursuant to the terms of the Employment Agreement) that occurs within the 120-day period preceding the execution of a definitive agreement that ultimately results in a Change of Control.

Change of Control is defined as (a) the sale of all or substantially all of the assets (including shares of common stock of the Company) of TCO Group Holdings and its subsidiaries on a consolidated basis to unaffiliated parties, (b) a merger, reorganization, consolidation or other similar corporate transaction of TCO Group Holdings as a result of which, unaffiliated parties beneficially own a majority of the outstanding voting securities, and rights to the majority of the residual economic interests in the common equity, of a successor entity, or (c) the acquisition of a majority of the outstanding voting securities, and rights to the majority of the residual economic interests in the common equity, of TCO Group Holdings by unaffiliated parties.

Mr. Blair will continue to be eligible for awards under the Company’s 2021 Omnibus Incentive Plan, and on August 30, 2023, the Board of Directors of the Company granted Mr. Blair an annual award of 105,264 restricted stock units, which vest in three equal annual installments on each of June 6, 2024, 2025 and 2026.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this report:

Exhibit#	Description
10.1	Class B Unit Award Agreement, effective August 30, 2023, by and between TCO Group Holdings, L.P. and Patrick Blair.
104	Cover Page Interactive Data file (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 1, 2023	INNOVAGE HOLDING CORP.

	By:	/s/ Benjamin C. Adams
Name: Benjamin C. Adams
Title: Chief Financial Officer